Exhibits 5.1.1, 8.1.1 and 23.1.1

June 25, 2010

ACE Securities Corp.
6525 Morrison Boulevard, Suite 318
Charlotte, North Carolina  28211

Re:	ACE Securities Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to ACE Securities Corp., a Delaware corporation (the “Corporation”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) relating to the proposed offering from time to time in one or more series (each, a “Series”) by one or more trusts of asset-backed certificates (the “Certificates”) and asset-backed notes (the “Notes” and together with the Certificates, the “Securities”).  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  As set forth in the Registration Statement, each Series of Certificates is to be issued under and pursuant to the terms of a pooling and servicing agreement (a “Pooling Agreement”) among the Corporation, as depositor, an independent trustee  (the “Trustee”), a servicer, and any other party thereto, each to be identified in the prospectus supplement for the related Series of Certificates.  Also as set forth in the Registration Statement, each Series of Notes is to be issued under and pursuant to the terms of an indenture (an “Indenture”) between a trust (the “Issuing Entity”) and an independent indenture trustee (the “Indenture Trustee”), each to be identified in the prospectus supplement for the related Series of Notes, which Issuing Entity is to be formed pursuant to a trust agreement between the Corporation and an owner trustee, also to be identified in such prospectus supplement.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Corporation as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Corporation and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement, the prospectus and forms of prospectus supplement included therein.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Securities is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Issuing Entity or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to (i) the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws,  (ii) the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law and (iii) the federal laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.

Based upon and subject to the foregoing, we are of the opinion that:

1.
Each Series of Certificates, when duly authorized by all requisite corporate action of the Corporation, executed and authenticated by the Trustee in accordance with the provisions of the Pooling Agreement, and delivered against payment of the purchase price therefor as described in the Registration Statement, will be duly and validly issued and outstanding, enforceable in accordance with their terms and the holders thereof will be entitled to the benefits of the Pooling Agreement.

2.
Each Series of Notes, when duly authorized by all requisite action on the part of the Issuing Entity, executed and authenticated by the Indenture Trustee in accordance with the terms of the Indenture, and delivered against payment of the purchase price therefor as described in the Registration Statement, will be entitled to the benefits of the Indenture, will constitute binding obligations of the Issuing Entity and be enforceable against the Issuing Entity in accordance with their terms.

3.
The descriptions of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the prospectus and in each form of prospectus supplement contained in the Registration Statement, while not purporting to discuss all possible federal income tax consequences of investment in the securities to which those descriptions relate, are accurate with respect to those tax consequences which are discussed, and we hereby adopt and confirm those descriptions as our opinions

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the forms of prospectus and prospectus supplement, under the headings “Legal Matters,”  “Material Federal Income Tax Considerations” and “Summary of Terms—Tax Status.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,

      /s/ NIXON PEABODY LLP